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                                AMENDMENT NO. 3
                                    to the
                         FUND PARTICIPATION AGREEMENT

Amendment dated as of February 1, 2008 ("Amendment") to the Fund Participation Agreement made and entered into as of July 19, 1999, as amended (the "Agreement"), by and among Phoenix Life Insurance Company (formerly, Phoenix Home Life Mutual Insurance Company) ("Life Company"), DWS Investments VIT Funds (formerly, Deutsche Asset Management VIT Funds and BT Insurance Funds Trust) ("Trust") and Deutsche Investment Management Americas Inc. (successor by merger to Deutsche Asset Management, Inc.) ("Adviser").

WHEREAS, the parties want to amend the Agreement to change the Portfolios available thereunder,

NOW THEREFORE, the parties do hereby agree to amend the Agreement as follows:

Appendix A is deleted in its entirety and replaced with the Appendix A attached hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 3 to the Fund Participation Agreement to be executed in its name and on its behalf by its duly authorized representative.

PHOENIX LIFE INSURANCE COMPANY

By:    /s/ Gina Collopy O'Connell
       --------------------------
Name:  Gina Collopy O'Connell
Title: Senior Vice President

DWS INVESTMENTS VIT FUNDS

By:    /s/ Michael Clark
       --------------------------
Name:  Michael Clark
Title: President

DEUTSCHE INVESTMENT
MANAGEMENTAMERICAS INC.

By:    /s/ Michael Colon
       --------------------------
Name:  Michael Colon
Title: COO-Asset Mng. Americas

By:    /s/ Philip Collora
       --------------------------
Name:  Philip Collora
Title: Director

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                                  APPENDIX A

Portfolios and Classes Thereof

1. DWS Equity 500 Index 500 VIP, Class A

2. DWS Small Cap Index VIP, Class A

PARTICIPATION AGREEMENT AMENDMENT NO. 3 (PHOENIX LIFE - VIT)